Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2013 (the “Effective Date”), by and between Potbelly Corporation, a Delaware corporation (hereinafter referred to as “Company”), and John Morlock, an individual (hereinafter referred to as “Executive”).

Statement of Purpose

WHEREAS, Executive is currently employed by Company and is party to an Executive Employment Contract dated as of September 8, 2009 (the “Prior Agreement”); and

WHEREAS, Company desires to continue to employ Executive as its Senior Vice President of Operations from and after the Effective Date and Executive desires to continue in employment with Company from and after the Effective Date, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby mutually covenanted and agreed by Company and Executive as follows:

1. Term, Employment and Duties.

(a) Term. The “Term” of this Agreement shall commence on the Effective Date and shall terminate on the date that Executive’s employment with Company and its affiliates terminates for any reason (the “Termination Date”). Executive shall at all times be an at-will employee and nothing in this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that Executive has a right to continue to be employed by Company for any period of time or at any specific rate of compensation.

(b) Title and Duties. Effective as of the Effective Date, Company hereby agrees to continue to employ Executive, and Executive agrees to continue in the employ of Company, as Company’s Senior Vice President of Operations. Executive shall also have the commensurate titles and positions with such subsidiaries of affiliates of Company as determined by Company and shall serve in such positions without additional compensation. Executive shall have the duties, responsibilities and authority customary for his/her position and shall perform such other duties consistent with such position as may be assigned to Executive, from time to time, by Company.

(c) Performance of Duties. Executive shall devote Executive’s full business time, energy, loyalty, and ability exclusively to the business, affairs, and interests of Company and its affiliates, and shall use Executive’s best efforts and abilities to promote the interests of Company and its affiliates and to perform the services contemplated by this Agreement and agrees that he/she will perform his/her duties faithfully and efficiently subject to the directions of the CEO. Without the prior approval of Company’s CEO or the executive to whom he/she reports, Executive shall not, during the Term, directly or indirectly, render any other employment or consulting activities or services, including as a director, to any other person, firm, corporation, or other entity; provided, however, that, to the extent that the following activities do not conflict with or detract from the performance by Executive of Executive’s duties, Executive may act as a director of, and may also engage in activities involving, charitable, educational, religious, and similar types of organizations, and similar types of activities.

(d) Confidentiality, Non-Competition, Non-Interference and Intellectual Property. Executive hereby acknowledges and confirms that Executive Confidentiality and Non-Compete Agreement previously signed by Executive and in effect on the Effective Date shall remain in full force and effect following the Effective Date and is hereby incorporated into and forms part of this Agreement.

2. Termination of Employment.

(a) Termination Date. Executive’s Termination Date shall occur upon termination by Company for any reason or no reason or by Executive for any reason or no reason, including any of the following: (i) Executive’s death; (ii) Executive being disabled by reason of physical and mental infirmity or both, thereby rendering Executive unable to satisfactorily perform Executive’s duties under this Agreement (a “Disability”), said Disability to be determined in good faith by the CEO in consultation with no fewer than two (2) accredited physicians selected by the CEO and reasonably approved by Executive in the event that Disability is disputed; (iii) termination of Executive’s employment by Company with or without Cause (as defined below) or (iv) Executive’s resignation with or without Good Reason (as defined below). Executive’s Termination Date shall be considered to be on account of a “Qualifying Termination” if the Termination Date occurs due to (1) termination by Company without Cause or (2) termination by Executive with Good Reason.

(b) Cause. The term “Cause” as used in this Agreement shall mean [an act, action, or series of acts or actions, or omission or series of omissions, by Executive which constitute or result in: (i) intentional misrepresentation of material information by Executive in Executive’s relations with Company; (ii) Executive’s indictment (or its equivalent) for the commission of a crime by Executive that constitutes a felony; (iii) commission of an act involving moral turpitude; (iv) the material breach or material default by Executive of any of Executive’s written agreements with Company or obligations under any material provision of this Agreement or any written policy of Company (that remains unremedied within thirty (30) days after notice to Executive); (v) the commission of fraud or embezzlement on the part of Executive; (vi) failure to comply with any lawful written direction of Company’s Board of Directors (the “Board”) (that, if capable of cure without damage to Company, remains unremedied within thirty (30) days after notice to Executive); or (vii) willful action taken for the purpose of harming Company or any of its affiliates. For purposes of clause (vii) of this Paragraph 2(b), no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of Company. An act, or failure to act, based upon written authority given by Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of Company.

(c) Good Reason. The term “Good Reason” as used in this Agreement means the occurrence, without Executive’s consent, of (i) a material reduction in either Executive’s rate of Base Salary (as defined in Paragraph 3(a)) or Executive’s target bonus percentage (other than across the board salary or bonus reductions (target, actual or maximum) for management employees); (ii) any material reduction in the position, authority, or office of Executive with respect to Company, or in Executive’s responsibilities or duties for Company; (iii) any action or inaction by Company that constitutes a material breach of the terms of this Agreement; or (iv) any relocation of Executive’s principal place of work with Company to a place more than fifty (50) miles from Company’s headquarters at the Effective Date; provided, however, that any such occurrence under clauses (i) – (iv) above shall constitute Good Reason only if (1) Executive provides notice to Company within thirty (30) days after the occurrence, (2) Company fails to cure such occurrence within thirty (30) days after receipt of notice from Executive, and (3) Executive terminates employment within thirty (30) days following expiration of the cure period.

3. Compensation and Benefits During Employment.

(a) Base Salary. During the term of Executive’s employment hereunder, Company shall pay to Executive a base salary at an annual rate of $405,000 (the “Base Salary”). The Base Salary may be increased from time to time at the recommendation of the CEO and approved by the Compensation Committee of the Board (the “Compensation Committee”).

(b) Annual Bonus. With respect to bonus years beginning prior to an initial public offering of Company’s common stock (an “IPO”), Executive shall be eligible for a discretionary “Annual Bonus” in accordance with Company’s annual incentive plan for Senior Team Leaders (the “SLT Bonus Plan”) as in effect on the Effective Date (including in accordance with established EBITDA targets) at a target rate of 40% of his/her Base Salary. Executive’s Annual Bonus for bonus years beginning prior to an IPO shall be paid in a single lump sum cash payment after the end of the calendar year to which it relates and not later than June 15 following the conclusion of the calendar year to which the Annual Bonus relates, provided, however, that if the annual audit for such calendar year has not been issued by the Company’s outside auditors by said June 15, then payment shall be made within thirty (30) days following the issuance of such audit, but in no event shall payment be made later than the end of the calendar year following the calendar year to which Annual Bonus relates. The Executive understands that the Annual Bonus is purely discretionary, not accrued, or earned until the payout, if any, has been approved by the Board or Compensation Committee, and the target is not a guarantee of any particular bonus payout or amount. For bonus years beginning on or after an IPO, the Annual Bonus amount and terms and conditions shall be determined in accordance with incentive plan metrics to be recommended by the CEO and approved by the Compensation Committee and shall be paid in accordance with the terms and conditions of the bonus plan in effect for such periods. Executive understands that the Annual Bonus is purely discretionary, not accrued, or earned until the payout, if any, has been approved by the Board or Compensation Committee, as applicable.

(c) Time Off. During the Term, Executive shall be entitled to vacation consistent with Company practice and policy for executive-level employees, but not less than five (5) weeks of vacation per year. In addition, Executive shall be entitled to those paid holidays granted to Company employees while Executive is employed.

(d) Executive Benefits/Perquisites. Executive shall be entitled to such other benefits, including health insurance, dental, 401(k), and other benefits and perquisites in such form and in such manner and at such times as Company shall from time to time adopt and establish for its executive-level employees generally. Executive shall be subject to eligibility and other requirements of applicable benefit plans.

(e) Expenses. Company shall pay or reimburse Executive for all reasonable business expenses actually incurred or paid by Executive during the Term in the performance of Executive’s duties and responsibilities under this Agreement, subject to and in accordance with applicable expense reimbursement policies as in effect from time to time.

(f) Equity Awards. Executive shall be entitled to annual equity grants, if any, as determined by the Compensation Committee. All stock options that are outstanding on the Effective Date, shall become fully vested on the Effective Date. If Executive resigns his employment on account of retirement (which, solely for purposes of this Paragraph 3(f), shall mean a resignation by Executive with or without good reason after Executive has attained at least age 57 and completed at least 10 years of service with the Company and if such termination is not for any other reason), all vested stock options that are outstanding on the Effective Date and that continue to be outstanding on the Termination Date shall remain exercisable in accordance with the terms of the stock option agreement evidencing such stock option for five (5) years after the Termination Date (or, if less, the expiration date of such stock option). Notwithstanding the preceding sentence, if, after the Termination Date, Executive becomes employed on a full-time basis or provides consulting services on a full-time basis for another employer or entity (as determined in the reasonable judgment of the Board) (the “Reemployment Date”), then the options shall remain exercisable in accordance with the terms of the stock option agreement evidencing such stock option until the earlier of (i) ninety (90) days following the Reemployment Date or (i) the expiration date of the stock option term. All other stock options outstanding on Executive’s Termination Date shall remain exercisable for ninety (90) days following the Termination Date or for such longer or shorter period specified under the stock option agreement evidencing such stock option but in no event after the expiration of the stock option term. Executive shall provide written notice to the Company of any post-Termination Date employment that could reasonably be expected to constitute full-time employment for purposes of this Paragraph 3(f).

4. Payments and Benefits on Termination of Employment.

(a) Termination for any Reason. If Executive’s Termination Date occurs for any reason, Company shall pay or provide to Executive (i) Executive’s Base Salary for the period ending on the Termination Date; (ii) Executive’s earned but unpaid Annual Bonus for any bonus year ending prior to the bonus year during which the Termination Date occurs; (iii) reimbursement of Executive’s incurred but unreimbursed business expenses for periods prior to Executive’s Termination Date; and (iv) any other payments or benefits to be provided to Executive by Company pursuant to any employee benefit plans or arrangements of Company or required by applicable law, to the extent such amounts are due from Company. Executive will be entitled to any other benefits in accordance with the terms of the applicable benefit plan or program. Unless Executive’s Termination Date occurs as a result of a Qualifying Termination, all stock options outstanding on Executive’s Termination Date shall remain exercisable for ninety (90) days following the Termination Date or for such longer or shorter period specified under the stock option agreement evidencing such stock option but in no event after the expiration of the stock option term.

(b) Qualifying Termination—Non-Change in Control. If Executive’s Termination Date occurs by reason of a Qualifying Termination and if the Release Requirements (as defined Paragraph 4(e)) are satisfied as of the sixtieth (60th) day following the Termination Date (which sixtieth (60th) day shall be referred to as the “Payment Date”), then, in addition to the payments and benefits to which Executive is entitled under Paragraph 4(a), Executive will be entitled to the following payments and benefits:

(i) Company shall pay Executive a cash severance payment in a gross amount equal to twelve (12) months of Executive’s Base Salary (determined as of the Termination Date without regard to any reduction thereof under circumstances which constitute Good Reason) (the “Severance Payment”). Any Severance Payment to which Executive is entitled under this Paragraph 4(b)(i) will commence on the first regular payroll date after the Payment Date and shall continue to be paid in substantially equal payroll by payroll period installments for a period of twelve (12) months thereafter.

(ii) If Executive is entitled to and elects continuation coverage under Company’s group health plans pursuant to “COBRA” (“COBRA Coverage”), Company shall continue to pay on behalf of Executive the same level of employer contribution that is provided by Company for corresponding coverage for similarly-situated active employees for the lesser of (1) twelve (12) months following Executive’s Termination Date or (2) the date on which COBRA Coverage terminates by its terms (the “Post-Termination Coverage Benefit”). Company shall have no obligations under this Paragraph 4(b)(ii) if the Post-Termination Coverage Benefit would subject Company or any of its affiliates to tax penalties or materially increase the cost to Company and its affiliates of providing group medical coverage to employees generally. For the period commencing on Executive’s Termination Date and ending on the Payment Date, the COBRA Coverage shall be provided at Executive’s expense and, if the Release Requirements are satisfied on the Payment Date, Executive shall be entitled to a lump sum payment in an amount equal to the Post-Termination Coverage Benefit that would have been provided to Executive for the period beginning on the Termination Date and ending on the Payment Date, which lump sum payment shall be made on the Payment Date or the next scheduled payroll date.

(iii) All vested stock options that are outstanding on the Effective Date and which continue to be exercisable by their terms on the Termination Date shall remain exercisable for five (5) years after the Termination Date (or, if less, the expiration date of such stock option).

If the Release Requirements are not satisfied on the Payment Date, Executive shall not be entitled to any payments or benefits under this Paragraph 4(b).

(c) Qualifying Termination—Change in Control. If Executive’s Termination Date occurs by reason of a Qualifying Termination on or within two (2) years following a Change in Control (as defined below), then, in addition to the payments and benefits to which Executive is entitled under Paragraph 4(a), Executive will be entitled to the following payments and benefits (which shall not be subject to satisfaction of the Release Requirements):

(i) Company shall pay Executive the Severance Benefit in accordance with the provisions of Paragraph 4(b)(i).

(ii) If Executive is entitled to and elects COBRA Coverage, Company shall provide Executive with the Post-Termination Coverage Benefit in accordance with the provisions of Paragraph 4(b)(ii).

(iii) Company shall pay Executive a cash payment equal to the amount of the Annual Bonus that Executive would have received for the bonus year in which the Termination Date occurs had his/her Termination Date not occurred, based on actual Company performance and pro rated for the portion of the bonus year completed prior to the Termination Date, payable at the same time as the annual bonus is paid to similarly-situated active executive employees in accordance with the terms of the applicable bonus plan of Company.

(iv) All vested stock options that are outstanding on the Effective Date and that continue to be exercisable by their terms on the Termination Date will remain exercisable for five (5) years after the Termination Date (or, if less, the expiration date of such stock option).

For purposes of this Agreement, the term “Change in Control” shall mean, (1) for periods prior to an IPO, a “Corporate Transaction” as defined in the Potbelly Corporation 2004 Equity Incentive Plan, as amended, and (2) for periods after an IPO, a “Change in Control” as defined in the Potbelly Corporation 2012 Long-Term Incentive Plan. In no event shall an IPO be considered a Change in Control for purposes of this Agreement.

(d) Company Property. Upon Executive’s Termination Date, Executive will promptly return to Company all the documents and/or property of or relating to Company or any of its affiliates within Executive’s possession or control.

(e) Release Requirements. For purposes of this Agreement, the “Release Requirements” shall be satisfied as of any date if, as of such date, Executive (or, for purposes of Paragraph 4(f), the legal representative of Executive’s estate) has signed a form of general release and waiver satisfactory to Company and Executive if prior to death (the “Release”) and the Release has become effective in accordance with applicable law (including that the Release has not been revoked and the revocation period applicable under applicable law has expired).

(f) Termination by Reason of Death or Disability. If Executive’s Termination Date occurs by reason of death or Disability and the Release Requirements are satisfied (which, in the case of death shall be satisfied by the legal representative of Executive’s estate), then, in addition to the payments and benefits to which Executive is entitled under Paragraph 4(a), Company shall pay to Executive or the legal representative of his estate, as applicable, a cash payment equal to the amount of the Annual Bonus that Executive would have received for the bonus year in which the Termination Date occurs had his/her Termination Date not occurred, based on actual Company performance and pro rated for the portion of the bonus year completed prior to the Termination Date, payable at the same time as the annual bonus is paid to similarly-situated active executive employees in accordance with the terms of the applicable bonus plan of Company.

5. Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Company shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts earned by Executive in other employment after termination of his/her employment with Company or any amounts which might have been earned by Executive in other employment had he/she sought such other employment; provided, however that Company shall be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to Company by Executive.

6. Reimbursements. To the extent that any reimbursements under this Agreement are taxable to Executive, such reimbursements shall be paid to Executive only if (a) to the extent not specified herein, the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (b) the expenses are incurred during the Term. With respect to any expenses that are reimbursable pursuant to the preceding sentence, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.

7. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to Company:

Potbelly Corporation

222 Merchandise Mart Plaza

Suite 2300

Chicago, Illinois 60654

Attention: Chief Executive Officer

or to Executive, to Executive’s home address as reflected in Company’s records.

Each party, by notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

8. Non-Waiver. No waiver by either party or any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement.

9. Governing Law and Choice of Forum. The construction, validity, and enforceability of this Agreement shall be governed by the laws of the State of Illinois, as that law applies to contracts made, and to be wholly performed, in the State of Illinois.

10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company, Executive, and Executive’s personal representatives, beneficiaries, heirs, and successors. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession has taken place.

11. Severability. If any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement or any part thereof, and the invalidity or unenforceability of any provision of this Agreement shall not have any effect on or otherwise impair or limit the other obligations of Company or Executive.

12. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

13. Disputes. Except as set forth in this Paragraph 13, any dispute, claim or difference arising between Company and Executive (each a “Party,” and jointly, the “Parties”), including any dispute, claim or difference arising out of this Agreement, will be settled exclusively by binding arbitration in accordance with the rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The arbitration will be held in Chicago, Illinois unless the Parties mutually agree otherwise. Nothing contained in this Paragraph 13 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the Parties, provided, however, if the arbitrator determines that any Party has acted in bad faith, the arbitrator shall have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, further that, with respect to claims that, but for this mandatory arbitration clause, could be brought against Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator shall be granted and shall be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise and provided further that Company may be required to pay filing or administrative fees in the event that requiring Executive to pay such fees would render this Paragraph 13 unenforceable under applicable law. As to claims not relating to Employment Laws, the arbitrator shall have the authority to award any remedy or relief that a Court of the State of Illinois could order or grant. The decision and award of the arbitrator shall be in writing and copies thereof shall be delivered to each Party. The decision and award of the arbitrator shall be binding on all Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the award of the arbitrator entered in any court having jurisdiction thereof. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request of either Party, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party.

14. Assignment and Survival. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement may be assigned by Company only to a successor-in-interest to all or substantially all of the business operations of Company or any of its affiliates. The rights and obligations of the parties to this Agreement shall survive its termination or expiration of this Agreement to the extent that any performance is required under this Agreement after the termination or expiration of the Agreement.

15. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be used against any person.

16. Indemnification. If Executive (or his/her heirs, executors or administrators) is made a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of Company or is or was serving at the request of Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, Executive (and his/her heirs, executors or administrators) shall be indemnified and held harmless by Company to the fullest extent permitted by Delaware Law. To the fullest extent authorized by Delaware Law, the right to indemnification conferred in this Paragraph 16 shall also include the right to be paid by Company the expenses incurred in connection with any such proceeding in advance of its final disposition upon delivery to Company of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified. Company’s obligations under this Paragraph 16 shall survive the termination or expiration of this Agreement for any reason.

17. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

18. Special Section 409A Rules. It is intended that this Agreement will comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Executive’s Termination Date (or other separation from service or termination of employment):

(a) and if Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the earlier of (i) the first (1st) day of the seventh (7th) month following Executive’s separation from service or (ii) termination of employment (the “Section 409A Payment Date”), such payment or benefit shall be delayed until the Section 409A Payment Date; and

(b) the determination as to whether Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

For purposes of section 409A of the Code, any installment payment or benefit under this Agreement shall be treated as a separate payment. If this Paragraph 18 applies to any payment or benefit hereunder, any such payments or benefits that would otherwise have been paid or provided to Executive between Executive’s Termination Date and the Section 409A Payment Date, shall be paid in a lump sum on the Section 409A Payment Date.

19. Entire Agreement. This Agreement, together with Executive Confidentiality and Non-Compete Agreement in effect on the Effective Date, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof, except as otherwise specifically stated in this Agreement, including the Prior Agreement. This Agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, Company and Executive have executed this agreement as of the date set forth below.

Dated as of July 29, 2013	POTBELLY CORPORATION

/s/ Aylwin Lewis

By: Aylwin Lewis

Its: President and Chief Executive Officer

EXECUTIVE:

/s/ John Morlock

By: John Morlock

Its: Senior Vice President, Operations

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